UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2008

OSIRIS THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32966	71-0881115
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

7015 Albert Einstein Drive, Columbia, MD	21046
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (443) 545-1800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry Into Material Definitive Agreement

Convertible Promissory Notes

On March 24, 2008, the Company entered into definitive agreement with Peter Friedli, the Chairman of our Board of Directors and largest shareholder, to issue a $2.5 million  Convertible Promissory Note, as further described in Item 2.03 below of this Form 8-K, which item is incorporated by reference into this Item 1.01.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On March 24, 2008, the Company accepted a subscription agreement for a $2.5 million convertible promissory note (sometimes referred to as the “Note”) from Peter Friedli, the Chairman of our Board of Directors and largest shareholder, pursuant to a private placement intended to qualify under Regulation S and Section 4(2), of the Securities Act of 1933, as amended.  The Note bears interest at a rate of two percent (2%) per annum, payable upon maturity on November 30, 2008. The Note is convertible at any time at the sole discretion of the holder into shares of the Company’s common stock at the conversion price of $12.17 per share, and is redeemable by the Company with 30-days prior notice.  The Note was funded on March 25, 2008.  Our Board of Directors, including all of the Company’s independent directors, but with Mr. Friedli abstaining, together with the audit committee, unanimously approved the offering and sale of the Note to Mr. Friedli.   The Note holder is afforded registration rights in respect of any shares issued upon conversion.

The net proceeds to the Company from the offering and sale of the Note are to be used to further the Company’s clinical trial activities and general corporate purposes.

ITEM 3.02.	Unregistered Sales of Equity Securities

On March 24, the Company accepted a subscription for  a $2.5 million in convertible promissory note as further described in Item 2.03 above of this Form 8-K, which item is incorporated by reference into this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Osiris has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OSIRIS THERAPEUTICS, INC.

Dated: March 26, 2008	By:	/s/ Philip R. Jacoby, Jr.
Philip R. Jacoby, Jr.
Interim Chief Financial Officer